Exhibit 10.2.2

JOINT OPERATING AGREEMENT

This Joint Operating Agreement (the “Agreement”) is made and entered into this 10th day of October, 2008 by and between Kansas City Power & Light Company ("KCP&L”) and Aquila, Inc., doing business as KCP&L Greater Missouri Operations Company ("KCP&L GMO").

WITNESSETH

WHEREAS, KCP&L is a wholly-owned subsidiary of Great Plains Energy Incorporated ("Great Plains Energy"); and

WHEREAS, Great Plains Energy acquired KCP&L GMO as of July 14, 2008, and

WHEREAS, to facilitate utility operations integration and to realize synergies, employees of KCP&L GMO were transferred to KCP&L, and employees of KCP&L will operate and manage the business and properties of both KCP&L and KCP&L GMO, and

WHEREAS, in Case No. EM-2007-0374 before the Missouri Public Service Commission (the “MPSC”), KCP&L and KCP&L GMO requested a waiver from the MPSC affiliate transaction rules to permit KCP&L to provide services and non-power goods to KCP&L GMO at fully distributed cost, and offered to execute and file a joint operating agreement to document the provision of such services and non-power goods, and

WHEREAS, the MPSC granted such waiver, authorized Great Plains Energy to acquire KCP&L GMO, and directed that such a joint operating agreement be filed with the MPSC, and

WHEREAS, KCP&L and KCP&L GMO have entered into this Agreement whereby each party agrees to provide and to accept and pay for various services and non-power goods.

NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties to this Agreement covenant and agree as follows:

ARTICLE I – JOINT OPERATING SERVICES

Section 1.1     Purpose.  This Agreement provides the contractual basis for the coordinated planning, construction, acquisition, disposition, operation and maintenance of KCP&L’s and KCP&L GMO’s business and properties to achieve synergies, consistent with reliable electric service and all legal and other requirements.

Section 1.2     KCP&L Designated Agent and Operator.  KCP&L GMO hereby designates KCP&L as its agent and operator of its business and properties.  KCP&L shall be responsible for and shall perform, through its employees, agents, and contractors, all such actions and functions (including, without limitation, the entry into contracts for the benefit of or as agent for  KCP&L GMO) as may be required or appropriate for the proper design, planning, construction, acquisition, disposition, operation, engineering, maintenance and management of KCP&L GMO’s business and properties in accordance with the terms of this Agreement (the “Services”).  KCP&L GMO hereby delegates to KCP&L, and KCP&L hereby accepts responsibility and authority for the duties set forth in this Agreement.

Section 1.3     Description of the Services.  The Services shall include all services required or appropriate for the design, planning, construction, acquisition, disposition, operation, engineering, maintenance and management of KCP&L GMO’s business and properties.  The Services exclude wholesale electricity and transmission service transactions between KCP&L and KCP&L GMO, which will be governed by applicable Federal Energy Regulatory Commission (“FERC”) tariffs and rules.  Such Services are more fully described in Appendix A hereto.

Section 1.4     Standards for Services.  KCP&L shall provide the Services in accordance with its practices, methods, standards, guides, policies and procedures in effect from time to time which, as applicable, will be consistent with those that are generally accepted in the electric utility industry.  KCP&L will comply with all applicable Federal, State and local laws, regulations, ordinances and other requirements in the provision of Services to KCP&L GMO.

Section 1.5     Facilities Services.  KCP&L will use its properties, systems, agreements and other assets in providing Services (the “KCP&L Facilities Services”).  KCP&L GMO consents to the use of its properties, systems and agreements by KCP&L in providing Services and in operating and managing KCP&L’s own business (the “KCP&L GMO Facilities Services”).  The KCP&L Facilities Services and the KCP&L GMO Facilities Services are collectively referred to as the “Facilities Services”.  The provision of, and payment for, the Facilities Services will be done pursuant to the terms of this Agreement.

Section 1.6     Compliance with Policies and Agreements.  In connection with its receipt of the Services, each party shall comply with (i) all applicable policies and procedures of the other party, and (ii) all applicable terms and conditions of any third party agreements pursuant to which KCP&L GMO receives Services and KCP&L receives Facilities Services, including without limitation terms and conditions preserving the confidentiality and security of proprietary information of vendors.

Section 1.7     Adequacy of Personnel.  KCP&L shall use commercially reasonable efforts to maintain a staff trained and experienced in provision of the Services.  Notwithstanding the foregoing, KCP&L may (i) arrange for the services of nonaffiliated experts, consultants, attorneys and other third parties in connection with the performance of any of the Services or (ii) subcontract performance of the Services to one or more third parties.

Section 1.8     Parity of Services and Internal KCP&L Operations.  KCP&L will at all times use its commercially reasonable efforts to provide the Services in scope, quality and schedule equivalent to those it provides to its own internal operations.  In providing the Services, KCP&L will seek to maximize the aggregate synergies to both companies, and shall not take any action that would unduly prefer either party over the other party.

ARTICLE II - COMPENSATION

Section 2.1     Payment for Services.  As compensation for the Services, KCP&L GMO shall reimburse KCP&L for all costs that reasonably can be identified and related to the Services performed by or on behalf of KCP&L for KCP&L GMO including, but not limited to, KCP&L’s cost of salaries and wages, office supplies and expenses, third party vendor costs, property insurance, injuries and damages, employee pensions and benefits, taxes, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital.  Notwithstanding anything herein to the contrary, the price of the Services shall comply with all applicable rules and regulations of the FERC, the MPSC, all other applicable regulatory commissions, and the provisions of Great Plains Energy’s Cost Allocation Manual, which includes KCP&L and KCP&L GMO cost allocation information, filed from time to time with the MPSC.

Section 2.2     Payment for Facilities Services.  It is understood that KCP&L GMO Facilities Services may be used by KCP&L in providing Services to KCP&L GMO, as well as used by KCP&L for its own business.  In order to avoid duplicate billing, the parties agree that KCP&L will be billed, and will reimburse KCP&L GMO, only for that portion of KCP&L GMO Facilities Services used by KCP&L for its own business. As compensation for Facilities Services, the receiving party shall reimburse the providing party for all costs that can reasonably be identified and related to the Facilities Services including, but not limited to, cost of salaries and wages, office supplies and expenses, third party vendor costs, property insurance, injuries and damages, employee pensions and benefits, taxes, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, compensation for use of capital, and a return on capital associated with the assets used to provide Facilities Services.  Costs recovered through Services billings shall be excluded from the costs of Facilities Services.  Notwithstanding anything herein to the contrary, the price of Facilities Services shall comply with all applicable rules and regulations of the FERC, the MPSC, all other applicable regulatory commissions, and the provisions of Great Plains Energy’s Cost Allocation Manual, which includes KCP&L and KCP&L GMO cost allocation information, filed from time to time with the MPSC.

Section 2.3     Billing.  KCP&L shall render a monthly statement to KCP&L GMO setting forth a description of the Services and KCP&L Facilities Services rendered to KCP&L GMO in the previous month and KCP&L’s costs in connection therewith.  The monthly statement to KCP&L GMO will also set forth a description of KCP&L GMO Facilities Services used by KCP&L for its own business and KCP&L GMO’s associated costs.  KCP&L shall maintain reasonable supporting documentation in connection with costs.  Payment shall be made by remittance of the amounts billed within thirty (30) days of the date of the statement or by making appropriate accounting entries on KCP&L’s and KCP&L GMO’s books.

Section 2.4     Dispute Resolution.  In the event that a dispute arises between KCP&L and KCP&L GMO regarding the costs charged by the providing party to the receiving party for Services or Facilities Services hereunder, representatives of KCP&L and KCP&L GMO will attempt to resolve the issues.  Unresolved disputes regarding costs or any other claim or dispute related to this Agreement shall be resolved by binding arbitration by the American Arbitration Association under the rules then in effect.  Any award of the arbitrator(s) may be entered as a judgment in any court of competent jurisdiction.

Section 2.5     Records Inspection.  KCP&L GMO at its own expense may examine KCP&L’s pertinent books, records, data and other documents once each year for the purpose of evaluating the accuracy of KCP&L’s statements to KCP&L GMO.  Such examination shall begin no fewer than thirty (30) days after KCP&L receives a written notice requesting an examination and shall be completed no later than thirty (30) days after the start of such examination. Such examination shall be conducted by an independent auditor reasonably acceptable to both KCP&L GMO and KCP&L.  If an independent auditor is used, KCP&L GMO shall cause the independent auditor to execute a nondisclosure agreement reasonably acceptable to KCP&L.  Each audit shall be conducted on the premises of KCP&L during normal business hours.  KCP&L shall cooperate fully in any such audit, providing the auditor reasonable access to any and all appropriate KCP&L employees and books, records and other documents reasonably necessary to assess the accuracy of KCP&L’s invoices.  The results of the examination shall be provided to KCP&L.

If KCP&L and KCP&L GMO agree that the amount of any statement should be adjusted as a result of the examination, the amount of the adjustment shall be paid or reimbursed, as applicable, promptly with interest at a rate equal to the applicable compensation for use of capital if the adjustment is related to Services provided, or at a rate equal to the applicable return on capital used for Facilities Services billings (as such rates are described in the Great Plains Energy Cost Allocation Manual) from the due date of the applicable invoice.  Any unresolved dispute shall be submitted to arbitration pursuant to Section 2.3, and any resulting award shall include interest calculated on Services or Facilities Services as previously described from the due date of the applicable invoice.

ARTICLE III – TERM AND TERMINATION

This Agreement shall become effective as of the date first written above and shall continue in force until terminated pursuant to this Article III (the “Term”).  This Agreement may be terminated by either party upon at least one year's prior written notice to the other party.  This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with any applicable law, rule, regulation or order of any regulatory body adopted before or after the date of this Agreement.  Further, this Agreement shall automatically terminate in the event of a direct or indirect change of control of either KCP&L or KCP&L GMO.   Sections 2.4, 2.5, 4.1, 4.2, 5.3 and 5.4 shall survive expiration or termination of this Agreement for any reason.

ARTICLE IV –

DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

Section 4.1     EXCEPT AS SET FORTH IN SECTION 1.4, KCP&L MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES AND HEREBY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES AS TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.2     Limitation of Liability. Except with respect to its indemnification obligations set out in this Section 4.2, KCP&L’s aggregate liability to KCP&L GMO pursuant to this Agreement for any acts or omissions in any 12-month period during the Term shall not exceed the aggregate charges payable to KCP&L by KCP&L GMO pursuant to Section 2.1 and 2.2 in such 12-month period.  Except with respect to its indemnification obligations set out in this Section 4.2, KCP&L GMO’s aggregate liability to KCP&L pursuant to this Agreement for any acts or omissions in any 12-month period during the Term shall not exceed the aggregate charges payable to KCP&L GMO by KCP&L pursuant to Section 2.2 in such 12-month period. Notwithstanding the foregoing sentences, each party hereto will defend, indemnify and save harmless the other party hereto from and against any and all liability, loss, costs, damages and expenses, including reasonable attorney’s fees, caused by or arising out of the gross negligence, willful misconduct or breach of this Agreement by such indemnifying party.  In no event shall any party be liable to the other party for any punitive, exemplary, indirect, special or consequential damages in connection with this Agreement.

ARTICLE V  - MISCELLANEOUS

Section 5.1     Amendments. No amendment, change, or modification of this Agreement shall be valid, unless made in writing and signed by the parties hereto.

Section 5.2     No Assignment. Neither party may assign this agreement, in whole or in part, without the prior written consent of the other party.

Section 5.3     Choice of Laws.  This Agreement will be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of Missouri, without giving effect to rules concerning conflicts of laws.

Section 5.4     No Third Party Beneficiaries.  This Agreement is not intended to, and does not, confer upon any party other than KCP&L and KCP&L GMO any rights or remedies hereunder.

Section 5.5     Regulatory Filings.  KCP&L and KCP&L GMO shall make all necessary regulatory filings and seek all necessary regulatory approvals for this Agreement.

Section 5.6     No Effect on Other Agreements.  This Agreement shall not modify the obligations of any party under any agreement with a third party, and shall not modify any agreement between the parties under any tariff or other agreement filed with the FERC, the

MPSC or other regulatory commission.

Section 5.7     Waivers.  Any waiver at any time by a party of any of its rights with respect to a default by the other party under this Agreement shall not be deemed a waiver with respect to any subsequent default of similar or different nature, nor shall it prejudice its right to deny waiver of any other default by the other party.

Section 5.8     Independent Contractor.  KCP&L and KCP&L GMO agree that for the purposes of this Agreement, each party is an independent contractor to the other party.  KCP&L will be solely responsible for directing the work of its personnel.  KCP&L is solely responsible for the compensation of its employees assigned to provide the Services hereunder, and payment of workers’ compensation, disability and other similar benefits, unemployment and other similar insurance, and for withholding, income, social security and other taxes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Kansas City Power & Light Company	Aquila, Inc., doing business as KCP&L Greater Missouri Operations Company

/s/ William H. Downey	/s/ William H. Downey
William H. Downey	William H. Downey
President and Chief Operating Officer	President and Chief Operating Officer

Approved by Counsel:

/s/ William G. Riggins
William G. Riggins
General Counsel and Chief Legal Officer
Kansas City Power & Light Company
Aquila, Inc.

APPENDIX A

Description of Services

General descriptions of the Services to be provided by KCP&L to KCP&L GMO are detailed below.  The descriptions are deemed to include services associated with, or related or similar to, the services contained in such descriptions.  The descriptions are not intended to be exhaustive, and KCP&L will provide such additional services, whether or not referenced below, that are necessary or appropriate to meet the service needs of KCP&L GMO.

Corporate Services

Corporate Services is responsible for providing Information Technology, Purchasing, Facilities and Resource Protection services for KCP&L GMO operations.  These services also apply to any new facilities that may be added from time to time.

Information Technology (“IT”):  Support existing applications, technologies and infrastructure to ensure business continuity and leverage capabilities.  Examples include CIS, PeopleSoft, desktop, real-time systems, radio and telecommunications.  In addition, IT will work with KCP&L GMO to develop and deploy new applications and technologies as appropriate.

Purchasing:  Acquire goods and services on behalf of KCP&L GMO operations, as well as for all construction projects; exercise governance and oversight over all procurement functions and ensure compliance with established policies and procedures.

Facilities:  Responsible for the planning and management of existing company buildings and grounds, whether owned or leased, as well as for any new building construction or remodeling; and provide print, courier and mailroom services and  records management.

Resource Protection:  Responsible for the protection of the physical, human and information assets of KCP&L GMO, and for business continuity planning and adherence to applicable standards such as required by Homeland Security, etc.

Delivery

Delivery is responsible for providing customer, transmission and distribution services.  This includes business performance services, claims services, customer services, major outage/catastrophic event management services, energy efficiency and demand response services, metering and infrastructure technology services, resource management, safety training and incident response services, transmission and distribution construction and maintenance management, transmission and distribution operations and maintenance, transmission, distribution and substation engineering and asset management, transmission policy, planning and compliance services to KCP&L GMO.  These services also apply to any new facilities that may be added from time to time.

Business Performance Services:  Develop, gather data, manage, create and maintain financial and reliability reports; provide financial analysis, training on financial systems and business support; oversee financial and accounting processes; direct the preparation of budgets and forecasts; draft certain regulatory reports and testimony; develop policies, monitor key developments in the electrical delivery arena and KCP&L GMO territories; prepare and file compliance related reporting; manage process and performance improvement; create and conduct process and performance training; and collect and analyze benchmarking and scorecard data.

Claims Services:  Administer claims received relating to property damage and/or service issues in KCP&L GMO service territories; prosecute claims to recover damages for property damage against KCP&L GMO assets.

Community Liaison and Communication Services: Act as liaison with government agencies; federal, state and locally elected officials, civic organizations, and other community stakeholders affecting the KCP&L GMO service area; respond to media and governmental stakeholder requests for information; and create and present information to the public through press releases, advertising, public speaking and other available communication channels.

Community Relations Services: Identify and administer investment and membership support in KCP&L GMO's community organizations; administer contributions to nonprofit agencies identified in KCP&L GMO's service and operating territories that support at-risk youth, the environment and economic/workforce development; administer memberships with chambers, economic development corporations and other organizations in KCP&L GMO's service and operating territories; coordinate presentations and public speaking requests; identify and administer community sponsorships in coordination with partners; manage and provide support for KCP&L GMO's events, including town hall meetings and executive visits; identify and manage employees in KCP&L GMO community support roles, such as serving on boards and providing direct service to underserved people and communities.

Customer Services:  Receive and process customer requests through all customer contact channels; answer customer questions, create and enter service orders, and educate customers about KCP&L GMO services; obtain and record meter data; process customer service orders;  manage the field collection process at the customer premise, investigate potential revenue loss, and report irregular customer activities pertaining to their electric service; prepare and deliver accurate and timely statements and invoices to customers; manage the payment application process, reconcile payments received from customers, remit payments received, and conduct research on non-routine payments; collect amounts owed on delinquent accounts, bad debt recoveries, and bankruptcy; process and remit amounts recovered; manage and apply energy assistance payments; conduct fraud investigations, diversion investigations, and analyze customer usage and pricing for accuracy and timeliness of sending customer bills; investigate and manage commission complaints to resolution; design programs to increase funding to assist low income customers; manage programs targeted for the elderly and vulnerable (i.e., medical emergency) customers; create partnerships with energy assistance agencies; administer cold and hot weather rules; develop and present outreach programs designed to educate customers about energy usage and efficiency; design and use measurement and assessment tools to gauge effectiveness and efficiency of customer contact work processes; and collect, verify and report statistics and data as requested by internal customers.

Economic Development Services:  Manage and administer business development initiatives, strategies and programs associated with retention, expansion and recruitment of major customers in KCP&L GMO's service territory; manage and develop relationships with strategic state, regional and local development groups while being familiar with state and local incentives, and financing options; assist KCP&L GMO's communities in strategic planning, setting goals and priorities, and facilitate implementation of community and economic development programs; and represent KCP&L GMO on relevant community and state boards.

Energy Efficiency and Demand Response Services (“EE/DSM”):  Identify and develop products for EE/DSM including market analysis, technology review, feasibility analysis, load research and tariff development/approval; provide marketing of EE/DSM to customers; act as liaison and support EE/DSM programs with large industrial and commercial users; create and present public education and training demonstrations on EE/DSM programs; provide eServices management; and develop and provide marketing, sales and product support for unregulated, revenue generating services.

Major Outage/Catastrophic Event Management Services:  Provide “command and control” management including allocation of resources, communication with MPSC, internal and external stakeholders, coordination with the Mutual Assistance Group, and analysis of operational and performance data from KCP&L GMO systems; act as liaison with government agencies, municipalities and emergency response organizations; and create and conduct training with stakeholders .

Metering and Infrastructure Technology Services:  Plan, design and implement integrated technologies to better supply, manage, and enable more efficient use of energy both by the utility and the customer; identify and evaluate existing and emerging technologies in the areas of advanced metering, distribution automation, grid communication networks, advanced control centers, demand response, energy efficiency, as well as the integration of renewable and distributed supply resources; and plan, design and implement metering and meter reading infrastructure.

Resource Management:  Provide supervision of resource procurement, including strategic sourcing, vendor alliance development, order management, supplier management, consignment systems and contract governance; manage vegetation management services and infrastructure monitoring and improvements consistent with approved KCP&L GMO vegetation and infrastructure plans; provide supply chain management to drive optimum service, quality and innovation for material, services and fleet management in order to achieve operational excellence and lower operational and maintenance costs; develop policies and implement contract compliance practices to ensure value is captured; provide work management asset tracking services; provide meter procurement and maintenance services; and provide shop services that include equipment testing and reconditioning, welding, mechanical services, pipefitting, plumbing and carpentry.

Safety Training and Incident Response Services:  Create and present public safety education and training demonstrations; respond to incidents of personal injury and/or property damage involving employees and/or KCP&L GMO assets; and develop operating and compliance guidelines.

Transmission and Distribution Construction and Maintenance Management:  Analyze, coordinate and support work for system expansion, construction, system improvements, and corrective and preventive maintenance; provide patrolling services of infrastructure and equipment; and act as company liaison to customers, municipalities, community organizations and local stakeholders.

Transmission and Distribution Operations and Maintenance:  Provide “first response” to outage and irregular system operation reports and analyze, coordinate and support work to restore service and return system to regular operating status.

Transmission, Distribution and Substation Engineering and Asset Management:  Analyze, coordinate and support work for delivery and substation system expansion, improvements, and corrective and preventive maintenance; provide engineering, planning, design, trouble-shooting and mapping services; support field personnel in handling right–of-way purchases, right-of-way inquiries, zoning permits and crossing permits; and establish and monitor system-wide electrical standards.

Transmission Policy, Planning and Compliance Services:  Develop policies, monitor key developments in the transmission arena, and participate in industry groups and forums relevant to transmission system reliability, operations and policy issues; act as liaison with FERC, NERC, Southwest Power Pool (“SPP”), Midwest Independent Transmission System Operator (“MISO”), Edison Electric Institute (“EEI”), Kansas Electric Transmission Authority (“KETA”), the Transmission Owners and Operators Forum and other organizations and stakeholders; perform analysis and planning of transmission system; negotiate agreements with transmission stakeholders; provide support for real-time transmission system analysis, monitor system reliability and security; respond to threats against system reliability and security; provide compliance review of relevant NERC and FERC standards and policies; administer transmission tariffs; and provide accounting of energy flowing across transmission system and monitor transmission revenues received.

Supply

Supply is responsible for all aspects of providing the electric energy necessary to reliably, and in compliance with applicable laws, fulfill the electric demands of KCP&L GMO customers.  In order to effectively meet this obligation, Supply shall provide the following general services to KCP&L GMO: resource planning; plant operations and maintenance; fuel procurement and logistics; generation dispatch; power purchases and sales; new unit construction; and system black-start.  These services shall apply to all present and future KCP&L GMO generating facilities.  These services also include the optimization of all KCP&L GMO jointly owned units and all capacity and energy contracts that exist or may be entered into from time to time.

KCP&L and KCP&L GMO will be operated and planned for as separate control areas with wholesale transactions governed by applicable FERC tariffs and rules, until and unless otherwise determined by the parties and approved by all applicable regulatory bodies.

Resource Planning:  Develop periodic integrated resource plans, capacity testing, reliability reporting, and interconnection applications; coordinate new source review as needed; and maintain fleet generation statistics.

Plant Operations and Maintenance:  Conduct safety training, safety incident investigation, training of the operating and maintenance staff; develop/maintain operating procedures; manage operating staff; maintain planning (near term and long term); maintain facilities and equipment; outage planning; maintenance management; contractor management; inventory management; and environmental compliance and reporting.

Fuel Procurement and Logistics:  Develop fuel procurement plan, fuel procurement for power production (coal, oil and natural gas); arrange for fuel delivery, nomination of required natural gas deliveries, procurement, delivery of all plant combustion reagents (lime, limestone, ammonia, urea, etc.); fuel handling and storage at the plants; and fuel inventory management, sale or off-site disposal of coal combustion products (including fly ash, bottom ash, and scrubber by-products).

Generation Dispatch:  Unit scheduling; maintenance of reserve requirements; coordination with the RTO; and coordination with generating stations and load balancing.

Power Purchases and Sales:  Manage day ahead and real time sales and/or purchases to  effectively meet customer demand; secure transmission paths; cultivate wholesale customers on both the buy and sell side; track and manage RTO transactions and costs; and manage participation in RTO markets as they become available (energy imbalance market, ancillary services, etc.).

New Unit Construction:  Organize and manage the construction efforts necessary to place new generating assets into service or to retro-fit existing facilities with new process equipment necessary to allow the unit to continue to operate, including the removal of abandoned equipment, as may be necessary.

Black Start:  Maintain and periodically test the system black-start capability.

Human Resources

Services are provided to KCP&L GMO by employees of KCP&L.  Human Resources (“HR”) is responsible for the planning, development, and implementation of all aspects of human capital strategy which complements and reinforces the strategies of KCP&L GMO and its affiliates.  HR will meet KCP&L GMO’s needs through the general services categories described below.

Employee Relations – HR uses a Generalist model in working with operating groups as business partners to ensure close alignment with, and proactive support of, operating needs.

Labor Relations – Provide centralized leadership in working collaboratively with the IBEW locals, including labor strategy, negotiations, grievances, arbitrations, job bidding, and other activities.

Staffing and Recruitment – Ensure a robust pipeline of talent into the organization by creatively sourcing candidates and overseeing/coordinating the recruiting, interviewing, testing, placement, and on-boarding processes; and manage a variety to specialized sourcing programs ranging from college recruiting, internship programs, high programs, diversity programs, and other practices.

Compensation and Benefits – Recommend and develop the overall reward program to ensure the acquisition and retention of talent and effective cost management, including base salary, incentive, and all other benefit and recognition programs; and oversee Affirmative Action Programs.

Safety and Medical – Oversee worker’s compensation and return-to-work programs, DOT, and other health and safety programs.

Winning Culture – Work to ensure a workforce that is engaged, innovative, accountable, and high-performing.

Training and Development – Ensure an effective professional workforce through the development/delivery of programs through the GPE University; identify suitable external programs and leadership development opportunities; and identify, coaching, and development of high potential employees; and oversee an assessment center, workforce planning, periodic employee surveys, and effective performance management processes.

Human Resource Information System – Ensure secure and effective systems that allow accurate reporting of employee-related information; develop and implement systems and processes that enable increased employee and manager self-service; and promote and implement process improvements for HR.

HR Service Center - The HR Service Center provides a “one-stop shop” for efficient response to employees’ and retirees’ HR questions.

HR Strategy and Planning – Ensure awareness of best practices and adopts as appropriate; ensures goals, metrics, and plans are established to enhance service and efficiency; and craft and implement company-wide strategies to address chronic workforce challenges.

Finance and Accounting Services

Finance and Accounting Services (“F&A”) is responsible for all aspects of providing services across the organization necessary to support the operations of KCP&L GMO and all other corporate entities.  These services are provided by KCP&L to the other entities.  F&A will meet KCP&L GMO’s need for F&A services through the general services categories described below.

Accounting Systems:  Provide system support of financial systems for all entities, including KCP&L GMO.  Major financial systems include the PeopleSoft financial and HR systems, CIS+ customer billing system, and the property management system, PowerPlant.  System support is categorized into operations and project management functions.  The operations function includes; run the month-end financial close process; maintain PeopleSoft and PowerPlant security for the organization; update PeopleSoft chart fields; maintain the PeopleSoft allocation processes; maintain PeopleSoft trees for reporting, and nVision and query development for the organization; including support provided in gathering financial information to respond to regulatory, customer, or audit requests.  The project management function includes upgrades and system enhancements and consists of gathering requirements, developing timelines, developing and maintaining test scripts for testing phases, and signoff during implementations.

Accounts Payable:  Provide accounts payable transaction processing and reporting for all Great Plains Energy entities, including KCP&L GMO.  Primary services provided include:  Create/maintain vendor profiles;  receive/process paper/electronic invoices and payments;  prepare vendor 1099s;  review/update invoice approval workflow; review/update voucher account coding;  reconcile payment records and vendor balances;  research/resolve purchase order payment exceptions;  provide monthly reporting metrics;  and receive/research/provide vendor and/or payment inquiries.

Audit Services:  Examine and evaluate the adequacy and effectiveness of the organization’s governance, risk management process, internal control system structure, and the quality of performance in carrying out assigned responsibilities to achieve the organization’s stated goals and objectives.  Primary services provided include:  review the reliability and integrity of financial and operating information and the means used to identify, measure, classify, and report such information; review the systems established to ensure compliance with those policies, plans, procedures, laws, and regulations, including relevant provisions of the Sarbanes-Oxley Act of 2002, which could have a significant impact on operations and reports, and assessing whether the organization is in compliance; review the means of safeguarding assets and, as appropriate, verifying the existence of such assets; review operations or programs to ascertain whether results are consistent with established objectives and goals and whether the operations or programs are being carried out as planned; review specific matters at the request of the audit committee or management, as appropriate; monitor and evaluate the effectiveness of the organization’s risk management system; and review, where contractually authorized, accounting and other relevant records of joint ventures, contractors, suppliers, and other third party business associates.

Corporate Accounting:  Maintain the accounting books and records of all Great Plains Energy entities, including KCP&L GMO.  Primary services provided include: establish and maintain accounting policies and procedures; establish and monitor internal controls; record revenues, operation and maintenance expenses, other income/expense and assets and liabilities, and analyze activity in accounts; and perform account monitoring and reconciliations, management reports, certain regulatory reports and provide financial support to operations, regulatory affairs and other internal customers, as requested.

Corporate Finance:  Direct the Company's corporate finance function, which includes the development, analysis, and implementation of financial plans and capital structure so as to maintain continuous access to capital at the lowest overall cost.  Primary services provided include:  prepare documentation and satisfy the filing requirements associated with the Company's financing and lead negotiations of specific costs and terms of security issues and/or leases by working directly with the underwriters; minimize the cost of debt by managing the variable rate debt portfolio utilizing interest rate management products; support the Company’s regulatory efforts, including cost of capital analysis / testimony preparation assistance; primary day-to-day management of relationships with rating agencies, members of the Company’s bank group and any other investment banks; and preparation of financial materials for internal and external stakeholders as requested and required.

Corporate Planning & Budgeting:  Develop budgets and financial forecasts for all Great Plains Energy entities, including KCP&L GMO.  Primary services provided include:  collection of departmental operating and capital budgets; allocation of budgeted pension and benefit costs, jointly owned facilities, and other allocable costs between business units; and development of forecasted financial statements as needed.

Corporate Treasury:  Responsible for all cash management activities, including short-term financing facilities, for all Great Plains Energy entities, including KCP&L GMO.  Primary services provided include: maintain an appropriate level of liquidity through supervision of cash management activities, maintenance of banking relationships and accessing of capital markets for longer-term funding; issue commercial paper or draw on credit facilities as needed, keeping an appropriate maturity ladder; conduct intra-company lending/borrowing to share liquidity within the corporation and minimize idle balances; oversee issuance of letters of credit and guarantees; assist Enterprise Risk in monitoring and maintaining credit support; maintain banking and brokerage relationships, negotiate lines of credit and determine banking/treasury management services to use; monitor and manage investment portfolios in compliance with the corporate investment policy; supervise remittance processing activities in coordination with the Customer Service division; establish and monitor external remittance processing agents (lockbox, direct debit, pay-stations, credit/debit cards, etc.) so to offer customers, reliable, lost cost service; assist in the issuance of capital market securities; provide input in the determination of desired capital structure through detailed cash forecasting; assure compliance with Sarbanes-Oxley requirements and maintenance of proper documentation and controls; provide information for rate cases, regulatory filings, financings and other applications; develop and maintain department policies; create and maintain a corporate wide investment policy; and oversee required accounting and record keeping to maintain the general ledger and reconcile cash accounts.

Income and Transaction Taxes:  Responsible for all aspects of maintaining the tax books and records of all Great Plains Energy entities, including KCP&L GMO.  Tax services can be categorized in five major functions providing the primary services as follows:  prepare, review and file all consolidated and separate federal, state and local income, franchise, sales, use, gross receipts, fuel excise, property and other miscellaneous tax returns and payments; research tax issues and questions, including interpretation of rules and proceedings, develop short and long range planning for all types of taxes and monitor and review new or proposed tax laws, regulations, court decisions and industry positions; provide tax data for budget estimates and rate cases, provide reports of tax activity and projected cash requirements and prepare, review and record tax data for financial reports; supervise and review tax audit activities; respond to vendor-related tax matters associated with tax compliance or tax saving opportunities and process customer tax refunds and adjustments to customer accounts.

Insurance:  Provide the following insurance services: place and administer Property and Casualty insurance policies, including Property, Liability, Workers Compensation and Management Liability; file and manage Property insurance claims; review contracts and agreements as needed for adequacy of insurance provisions; issue Certificates of Insurance and other evidence of coverage; and place and administer bonds.

Property Accounting:  Maintain all fixed asset and intangible property records for all Great Plains Energy entities, including KCP&L GMO.  Primary services provided include:  set up, maintain and close capital projects; provide analysis of capital projects; calculate, record and report AFUDC; maintain fixed assets and accumulated depreciation; perform month end close processes; support billing of joint owner projects; support construction projects, including those associated with the Comprehensive Energy Plan; and perform processes to support day-to-day property accounting activity and prepare necessary internal and external reports, and support regulatory filings and depreciation studies.

Regulatory Accounting:  Serve as the primary liaison between the Regulatory Affairs and Accounting Services teams and provide Accounting Services support for all jurisdictional filings and regulatory reporting for the Company, including KCP&L GMO.  Primary services provided include:  primary accounting support of rate case process including accounting adjustment planning and preparation;  primary accounting support and data request response preparation and review;  support of rate case process for accounting focused issue areas;  regulatory reporting preparation and filing for all jurisdictional areas including the preparation of the annual FERC Form 1 and quarterly FERC Form 3-Q and certain other monthly, quarterly and annual statistical reports and jurisdictional surveillance reporting;  development, tracking and reporting of all merger synergies and transition costs created/incurred across the organization, as relates to the acquisition of KCP&L GMO;  and maintenance, review and analysis of critical revenue requirement input components, including regulatory asset and liability tracking and maintenance, debt assignment process maintenance and tracking and FERC account activity analysis for rate case adjustment impacts.

Risk Management:  Provide the following risk management services on behalf of KCP&L GMO: credit risk management to include complete credit reviews for wholesale counterparties;  develop, gather data, manage, create and maintain financial, reliability and accounting reports;  develop credit limits for wholesale counterparties and monitor credit exposure on an ongoing basis; manage collateral requirements with wholesale counterparties and manage daily margining requirements; review contracts and agreements for adequacy of credit risk provisions; monitor the external credit markets and develop policies and procedures to help mitigate potential credit risks; prepare and file compliance related reporting; market risk management which includes monitor wholesale commodity transactions and verify that transaction types are covered by risk control policies, monitor wholesale commodity transactions and monitor compliance with risk control limits; develop market volatility curves for new transaction locations and commodities within the deal capture system; monitor the wholesale power and gas markets and develop policies and procedures to help mitigate market risks; and prepare and file compliance related reporting.

Strategic Planning and Development:  Provide strategy development and coordination in the following areas:  manage the development and approval process for the Company’s long term strategic plans; coordinate strategic planning for major asset decisions; coordinate internal and public policy positions on renewable energy, climate change, nuclear power, energy efficiency and other energy related issues; and develop and manage renewable energy resource strategy and development of the renewable resource portfolio.

Legal and Environmental Services

Legal and Environmental Services is responsible for providing legal advice and representation and environmental services to KCP&L GMO.  The following is a representative list of the types of services provided.

Legal Advice and Representation:  Advise and represent KCP&L GMO concerning anticipated and pending litigation matters, contract negotiation and administration, general corporate matters and regulatory compliance, including the representation of KCP&L GMO before the MPSC, the FERC, and other regulatory bodies; provide legal advice and support for securities filings, financings and their administration; and provide legal advice and support for other transactions and matters as requested.

Environmental Services:  Advise KCP&L GMO concerning compliance with all applicable environmental laws and regulations, including the obtainment of any requisite environmental permits related to KCP&L GMO’s operations.

Regulatory Affairs

Regulatory Affairs is responsible for all aspects of providing services across the organization necessary to support the regulatory strategies that achieve corporate goals and which satisfy the requirements of regulatory policies, rules and procedures for KCP&L GMO   The following is a representative list of the types of services provided.

Maintain a working knowledge state and federal regulatory practices, rules and regulations, KCP&L GMO tariffs, regulatory affairs activities of other utilities, and regulatory trends;  contribute to the achievement of corporate goals by developing regulatory strategies to enhance earnings, mitigate risk, and guide regulatory and legislative industry restructuring; provide justification for KCP&L GMO’s need for changes in rate levels by directing the preparation of filing requirements and responses to Commission complaint investigations, and by submitting testimony; build relationships with state and federal regulators, and consumer counsels; represent KCP&L GMO by serving as a regulatory expert before regulatory commissions, legislatures, and other public forums; work with the Commission and staff of the Missouri Public Service Commission, FERC and legislative committees to establish regulatory policy; oversee economic, engineering, and financial analysis in relation to revenues and costs, day-to day administration of rates, rules, regulations, and tariff filings, review and strategy of revenue requirements, determination of rate designs, and revenue verification; contribute to the development of revenue and resource planning by providing review of cost studies and by participating in the development and review of KCP&L GMO objectives and strategies; and provide information and training to other divisions (departments) on regulatory requirements, rates, rules, and regulations and provide assistance to operational departments in fulfilling regulatory requirements.

Corporate Secretary and Governance

These functions are primarily responsible for ensuring compliance with applicable corporation laws and regulations, the requirements of organizational documents, and appropriate corporate governance principles.  These functions are also responsible for the design, maintenance and administration of director and officer compensation programs.  The following is a representative list of the types of services provided:  prepare and maintain Board and Committee communications, minutes, materials and other corporate documents; provide advice and analysis to directors and officers on current and emerging corporate governance matters, and recommend appropriate actions in light of those matters; prepare and file all documents necessary to maintain the corporate existence of KCP&L GMO and its subsidiaries; ensure that KCP&L GMO conducts its business in compliance with applicable corporate legal and organizational requirements; act as a liaison between management and the Board of Directors; design, maintain and administer director and officer compensation programs; and provide corporate compliance program management, support and training.

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